UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  July 23, 2014
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on July 23, 2014 that second-quarter 2014 net income attributable to AT&T totaled $3.5 billion, or $0.68 per diluted share, compared to net income attributable to AT&T of $3.8 billion, or $0.71 per diluted share, in the second quarter of 2013. Our second-quarter 2014 results include a pre-tax gain on the sale of our investment in América Móvil, S.A. de C.V. of $1.2 billion, or $0.08 per diluted share.

Second-quarter 2014 revenues were $32.6 billion, up $500 million, or 1.6 percent, from the second-quarter 2013. The increase in revenues reflected increased revenues from wireless devices sold under AT&T NextSM (AT&T Next), and continued growth in our AT&T U-verse® (U-verse) and strategic business services, partially offset by lower wireless service revenues and continued declines in our legacy voice and data products. Compared with results for the second quarter of 2013, operating expenses were $27.0 billion versus $26.0 billion; operating income was $5.6 billion, down from $6.1 billion; and AT&T's operating income margin was 17.2 percent, compared to 19.1 percent.

Revenues from our Wireless segment for the second-quarter of 2014 were $17.9 billion, up 3.7 percent versus the year-ago quarter. The increase in revenues reflected the continuing trend by our postpaid subscribers to choose devices on installment purchase (our AT&T Next program) rather than the device subsidy model, which resulted in increased equipment revenue recognized for device sales offset by lower wireless service revenues. Second-quarter 2014 wireless operating expenses totaled $13.6 billion, up 7.8 percent versus the second quarter of 2013, and reflect higher network systems expenses, equipment costs, selling and marketing expenses and depreciation expense. AT&T’s wireless operating income margin was 24.1 percent compared to 27.1 percent in the year-ago quarter, reflecting pressure from the increasing popularity of Mobile Share Value plans, promotional activities, and new business initiatives. The operating results of the newly acquired Leap Wireless International, Inc. (Leap) contributed to higher revenues and expenses.

We reported a net gain of 634,000 wireless subscribers in the second quarter of 2014, bringing our wireless customer base to approximately 116.6 million at June 30, 2014, compared to 107.9 million at June 30, 2013. (Included in the base are approximately 4.5 million former Leap subscribers.) During the second quarter, net adds of postpaid subscribers were 1,026,000 and net adds for connected devices were 175,000. Prepaid had a net loss of 405,000 primarily due to expected reductions in Cricket subscribers as we begin our integration of Leap, and declines in session-based tablets. Reseller had a net loss of 162,000, which was primarily due to losses in the low-revenue 2G subscriber accounts. Second-quarter postpaid net adds include 707,000 smartphones and total branded smartphone net adds (both postpaid and prepaid) were 576,000. Total branded tablet net adds were 250,000.

During the second quarter of 2014, smartphone sales were 6.0 million. Sales under AT&T Next continued to increase during the second quarter, with more than 50 percent of all postpaid smartphone gross adds and upgrades, or about 3.1 million taking Next, up from more than 40 percent in the first quarter of 2014 and 15 percent in the fourth quarter of 2013.

In the second quarter of 2014, an increasing number of subscribers have chosen to move to our simple pricing and no-device-subsidy plans (referred to as Mobile Share and Mobile Share Value, collectively referred to as “Mobile Share Plans”). At June 30, 2014 Mobile Share Plans represented 41 million connections, or about 56 percent of postpaid subscribers. About 44 percent of our postpaid smartphone base is on no-device-subsidy plans. At the end of the quarter, more than 80 percent, or 43.6 million, of postpaid smartphone subscribers are on usage-based data plans, compared to about 70 percent, or 35.1 million, a year ago.

For the quarter, average revenue per postpaid subscriber decreased 9.6 percent versus the year-earlier quarter, reflecting the increasing number of lower-ARPU but higher-margin tablets and the attractive Mobile Share pricing for customers who move off the traditional device subsidization model. As we adjust our service offerings and pricing structures, management believes that postpaid phone-only ARPU plus Next subscriber installment billings (postpaid phone-only ARPU plus AT&T Next) is an appropriate representation of the monthly economic value per postpaid subscriber. Postpaid phone-only ARPU decreased 7.7 percent versus the year-earlier quarter and postpaid phone-only ARPU plus AT&T Next decreased 4.7 percent.

Postpaid churn was 0.86 percent, compared to 1.02 percent in the year-ago second quarter, and compared to 1.07 percent in the first quarter of 2014. Total customer churn was 1.47 percent versus 1.36 percent in the second quarter of 2013 and 1.39 percent in the first quarter of 2014 due to the expected pressure in prepaid with the transition of Cricket subscribers.

Revenues from our Wireline segment for the second quarter of 2014 were $14.6 billion, a 0.9 percent decrease from the year-ago quarter and a 0.2 percent increase on a sequential quarterly basis. Total revenues from our wireline business customers were $8.7 billion, a decrease of 2.9 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in IP-based data services. Total revenues from our wireline consumer customers were $5.7 billion, an increase of 3.0 percent compared to the second-quarter 2013, driven by a continued increase in IP-based broadband and video revenues partially offset by the decline in voice revenues.

At June 30, 2014, our total switched access lines were 22.5 million compared with 26.8 million at June 30, 2013. The decline reflects continuing economic pressures on our customers as well as customers switching to another AT&T product like wireless and Voice over Internet Protocol (VoIP) and increasing competition from other wireless, VoIP and cable providers. Our total broadband connections were 16.4 million at June 30, 2014 and 16.5 million at June 30, 2013. U-verse High Speed Internet subscribers totaled 11.5 million at June 30, 2014, and now represent 70 percent of our total broadband base. At June 30, 2014, the number of U-verse video subscribers totaled 5.9 million, with a net gain of 190,000 subscribers in the second quarter of 2014. U-verse video penetration of customer locations continues to grow and was more than 21 percent at June 30, 2014. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 259,000 in the quarter to reach 4.4 million.

Second-quarter wireline operating expenses totaled $13.2 billion, up 0.6 percent from the year-ago quarter, driven by U-verse content costs, success based growth costs and expenses incurred as part of Project VIP. AT&T’s wireline operating margin was 9.7 percent, compared to 11.1 percent in the year-earlier quarter.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 5 million shares, or $159 million during the second quarter of 2014. At the end of the second quarter, about 420 million shares remain on existing authorizations.

In July 2014, the U.S. Department of Labor (DOL) notified us that the approval of our September 9, 2013 voluntary contribution of a preferred equity interest in AT&T Mobility II LLC to the trust used to pay pension benefits under our qualified pension plans is scheduled to be published in the Federal Register on July 24, 2014. The approval will become final upon publication.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: July 23, 2014	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller